Explanatory Note

This Form 15 amends and restates the Form 15 filed on January 20, 2006 relating to Allstate Life Global Funding Trust 2005-4 solely to change the rule provision relied upon to terminate or suspend the duty to file reports, from Rule 12h-3(b)(1)(i) to Rule 15d-6.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                         Commission File Number    333-112249
                                                                   ----------

                    Allstate Life Global Funding Trust 2005-4
                 (by Allstate Life Global Funding, as depositor)
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             (Exact name of registrant as specified in its charter)

                               Douglas K. Johnson
                            c/o AMACAR Pacific Corp.
                               Charlotte, NC 28211
                                 (704) 365-0569
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     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             Allstate Life Global Funding Secured Medium Term Notes
-------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)                  Rule 12h-3(b)(1)(i)
         Rule 12g-4(a)(1)(ii)                 Rule 12h-3(b)(1)(ii)
         Rule 12g-4(a)(2)(i)                  Rule 12h-3(b)(2)(i)
         Rule 12g-4(a)(2)(ii)                 Rule 12h-3(b)(2)(ii)
                                              Rule 15d-6                |X|

Approximate  number of holders of record as of the certification or notice date:
23
---

         Pursuant to the requirements of the Securities Exchange Act of 1934 Allstate Life Global Funding Trust 2005-4 (by Allstate Life Global Funding, as depositor) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 30, 2006                 Allstate Life Global Funding
                                                (Registrant)

                                       By:      AMACAR Pacific Corp.,
                                                not in its individual capacity,
                                                but solely as administrator(1)

                                       By:      /s/ Evelyn Echevarria
                                                -------------------------------
                                                Evelyn Echevarria
                                                Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

                    Persons  who  respond  to  the   collection  of  information
                    contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 2069 (12-04)
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(1) Allstate Life Global Funding is a statutory trust organized under the laws of the State of Delaware and has no officers. AMACAR Pacific Corp., as administrator, is the sole provider of administrative services to Allstate Life Global Funding.